EXHIBIT 99.1

Riot Blockchain Completes Acquisition of Whinstone US, Creating Leading North American Bitcoin Mining Company

US-based Bitcoin miner Riot Blockchain has closed its acquisition of Whinstone US, the owner and operator of North America’s largest Bitcoin mining and hosting facility

CASTLE ROCK, CO. / Globe Newswire / May 26, 2021 / Riot Blockchain, Inc. (NASDAQ: RIOT) ("Riot”, “Riot Blockchain” or the “Company") today announced that it has completed its previously announced acquisition of Whinstone US (“Whinstone”) from Northern Data (XETRA: NB2). The total consideration paid in the transaction was 11.8 million shares of Riot common stock and $80 million in cash, funded with cash on the balance sheet.

“The successful acquisition of Whinstone marks the most significant milestone in Riot’s history, and firmly establishes the Company as a leading Bitcoin mining platform,” said Jason Les, CEO of Riot. “With Whinstone’s preeminent infrastructure and best-in-class construction, development, and operations organization, Riot is extremely well-positioned to increase the scale and scope of its operations. We welcome the talented Whinstone employees to the Riot family, and I look forward to leading our combined team as we jointly execute upon the Company’s mission to become one of the most relevant and significant companies supporting the Bitcoin network and greater Bitcoin ecosystem.”

“We are incredibly proud of the Whinstone team and sincerely appreciative of the Rockdale community that has supported us since we first broke ground in early 2020,” said Chad Harris, CEO of Whinstone. “We look forward to partnering with the Riot team to advance our pursuit of creating America’s leading Bitcoin mining company.”

Riot plans to immediately commence further development of additional facilities at Whinstone in order to rapidly bring the property to its current capacity of 750 MW. With this capacity expansion, the Company’s intention is to send its future committed miner order deliveries to Whinstone, which will allow Riot to capture significant synergies, including lower direct energy costs and operational costs.

Commencing in early 2020, the Whinstone team has successfully built the largest Bitcoin hosting facility in North America, as measured by developed capacity. Whinstone’s comprehensive energy management strategy delivers best-in-class net energy costs of approximately 2.5 cents per kWh utilizing cutting-edge technology and comprehensive analytics to deliver industry-leading low cost, reliable and responsive power.

XMS Capital Partners, LLC served as exclusive financial advisor and Sidley Austin LLP served as legal advisor to Riot.

Riot will host a live conference call at 8:30 am ET on May 27, 2021 to discuss additional details about the transaction. Further details may be found at http://www.tinyurl.com/RiotIR. The presentation will also be available on the Riot website.

Whinstone U.S. - Rockdale, Texas Facility

About Riot Blockchain, Inc.

Riot Blockchain (NASDAQ: RIOT) focuses on mining Bitcoin and hosting Bitcoin mining equipment for clients. The Company is expanding and upgrading its mining operations by securing the most energy efficient miners currently available. Riot is headquartered in Castle Rock, Colorado, and the Company’s current mining facility operates out of Rockdale, TX. The Company also has mining equipment operating in upstate New York under a co-location hosting agreement with Coinmint. For more information, visit www.RiotBlockchain.com.

Safe Harbor

The information provided in this press release may include forward-looking statements within the meaning of the federal securities laws, including as to the effects of the acquisition by the Company of Whinstone and the future financial performance and operations of the Company and Whinstone. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," “believes,” "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. These forward-looking statements may include, but are not limited to, statements about the benefits of the acquisition of Whinstone, including financial and operating results, and the Company’s plans, objectives, expectations and intentions. Among the risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements are: (1) the integration of the businesses of the Company and Whinstone may not be successful, or such integration may take longer or be more difficult, time-consuming or costly to accomplish than anticipated; and (2) failure to otherwise realize anticipated efficiencies and strategic and financial benefits from the acquisition of Whinstone. Detailed information regarding other factors that may cause actual results to differ materially from those expressed or implied by statements in this press release may be found in the Company's filings with the U.S. Securities and Exchange Commission (the “SEC”), including in the sections entitled "Risk Factors" and “Cautionary Note Regarding Forward-Looking Statements” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on March 31, 2021 and subsequently amended in a filing with the SEC on April 30, 2021, and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, which was filed with the SEC on May 17, 2021, and in the additional risk factors set forth in the Company’s Current Report on Form 8-K filed with the SEC on May 26, 2021, copies of which may be obtained from the SEC's website at www.sec.gov. All forward-looking statements included in this press release are made only as of the date of this press release, and the Company does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur, or of which the Company hereafter becomes aware, except as required by law.

For further information, please contact:

Riot Blockchain, Inc.

Media Contact:

PR@RiotBlockchain.com

 Investor Contact:

Phil McPherson

IR@RiotBlockchain.com

303-794-2000 ext. 110

SOURCE: Riot Blockchain, Inc.